Exhibit 23.1


Lazar Levine & Felix LLP



                         CONSENT OF INDEPENDENT AUDITORS


     We consent to incorporation by reference in this Registration Statement on Form SB-2 of our report dated April 12, 2000, with respect to the financial statement of PTN Media, Inc. as and for the year ended December 1999, including the consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period ended December 31, 1999 and the period from May 27, 1997 (inception) to December 31, 1999 and to the reference to our firm under the caption "Experts" in this Registration Statement.


                                            /s/ Lazar Levine & Felix LLP

New York, New York
August 1, 2001